EXHIBIT 12.1

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
             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                For the Six Months
                                                   Ended June 30
Dollars in millions                                 1994      1993
- ---------------------------------------------------------------------
Earnings before cumulative effect of
  accounting changes                                $104      $229
Provision for income taxes                            97       181
                                                    ----      ----
Earnings subtotal                                    201       410

Fixed charges included in earnings:
Interest expense                                     141       157
Interest portion of rentals                           28        31
                                                    ----      ----
Subtotal                                             169       188

Earnings available before fixed charges             $370      $598
                                                   =====     =====

Fixed charges:
Fixed charges included in earnings                  $169      $188
Capitalized interest                                  18        17
                                                   -----     -----
Total fixed charges                                 $187      $205
                                                   =====     =====

Ratio of earnings to fixed charges                   2.0       2.9


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                                                              EXHIBIT 12.2
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

             UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS


                                                        For the Six Months
                                                          Ended June 30
                                                        -------------------
Dollars in millions                                      1994       1993
- ---------------------------------------------------------------------------
Earnings before cumulative effect of
  accounting changes                                     $104       $229
Provision for income taxes                                 97        181
                                                         ----       ----
Earnings subtotal                                         201        410

Fixed charges included in earnings:
Interest expense                                          141        157
Interest portion of rentals                                28         31
                                                         ----       ----
Subtotal                                                  169        188

Earnings available before fixed charges                  $370       $598
                                                         ====       ====


Fixed charges and preferred stock dividends:
Fixed charges included in earnings                       $169       $188
Capitalized interest                                       18         17
Preferred stock dividends *                                29         29
                                                        -----      -----
Total fixed charges and preferred stock dividends        $216       $234
                                                        =====      =====

Ratio of earnings to fixed charges and
 preferred stock dividends                                1.7        2.6


* For purposes of this ratio, preferred stock dividends are adjusted to a pre-tax basis.

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